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EMERSON REPORTS FULL YEAR AND FOURTH QUARTER 2016 RESULTS THAT EXCEED EXPECTATIONS

•	To aid in comparability with prior disclosures, results are provided on an adjusted basis, including discontinued operations, as well as on a continuing basis

•	Net sales including sales from discontinued operations were $20.2 billion, down 9 percent, or 6 percent on an underlying basis

•	Reported earnings per share decreased 37 percent to $2.52. Adjusted earnings per share, excluding ($0.46) for repositioning items, decreased 6 percent to $2.98

•	Generated strong operating cash flow of $2.9 billion or $3.1 billion excluding separation costs

•	Completed 60th consecutive year of increased dividends; targeting dividend increase of $0.02 for the first quarter 2017

•	Reported sales from continuing operations (new Emerson basis) were $14.5 billion, down 11 percent, or 7 percent on an underlying basis

•	Fourth quarter profit and cash flow were better than expected

ST. LOUIS, November 1, 2016 – Emerson (NYSE: EMR) today reported results for the fourth quarter and fiscal year ended September 30, 2016. As a result of pending divestitures, results for our historical Network Power segment and for the Leroy-Somer and Control Techniques businesses previously included in our historical Industrial Automation segment are now being reported as discontinued operations. The financial tables included in this release provide Emerson's full reported results on the new continuing operations basis. Sections detailing Emerson's full reported results on that new basis for the fiscal year and fourth quarter can be found later in this financial release under "Reported Results from Continuing Operations." The results indicated below as "Results on an Adjusted Basis" include these discontinued businesses and exclude repositioning items and prior year divestiture gains. The Adjusted Basis results are being provided to facilitate comparisons with our results for the first three quarters of fiscal 2016, our guidance for fourth quarter and fiscal year 2016 and the prior year.

Fiscal Year Results on an Adjusted Basis
Fiscal year sales of $20.2 billion declined 9 percent as the Company faced difficult conditions in key served markets, which have continued for seven consecutive quarters. Underlying sales declined 6 percent excluding unfavorable currency translation of 2 percent and an impact from divestitures, net of

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acquisitions of 1 percent. The fourth quarter and full year results reflected the negative impact of low oil and gas prices, weak industrial and emerging market business spending, and global economic uncertainty. Sales were down in all segments and all regions.
Despite significant deleverage on the sales reduction, fiscal year operating margin remained high at 16.9 percent, down only 40 basis points from the prior year. The ability to minimize decremental impact on margin was driven by the benefits from restructuring actions and solid margin improvement in the Network Power, Commercial & Residential Solutions and Climate Technologies segments. EBIT margin of 14.8 percent was equal to the prior year, while pretax earnings margin was 13.9 percent, down 10 basis points. As conditions remained challenging into the fourth quarter, full year restructuring expense totaled $112 million, which exceeded prior guidance of $90 to $100 million as we protect our profitability in preparation for a challenging 2017. Solid earnings conversion and improved trade working capital performance resulted in operating cash flow generation of $2.9 billion, or $3.1 billion excluding $179 million of separation costs. Adjusted earnings per share decreased only 6 percent to $2.98, as we quickly reacted to the continuing weak economic conditions with the appropriate level of restructuring actions and expense controls.

Fiscal Year Reported Results from Continuing Operations
Fiscal year 2016 net sales of $14.5 billion declined 11 percent versus the prior year. Underlying sales decreased 7 percent excluding unfavorable currency translation and the impact from divestitures, net of acquisitions of 2 percent each. Pretax margin was 16.0 percent, down 740 basis points. Reported earnings per share decreased 37 percent to $2.52. Earnings per share from continuing operations decreased 34 percent to $2.45. This will be the base earnings per share used to measure Emerson's performance on a go-forward basis as we return to growth after execution of the repositioning actions in 2016.

Discussion of Fiscal Year Results
"Fiscal 2016 was a significantly more challenging year than expected," said Chairman and Chief Executive Officer David N. Farr. "When we determined the anticipated second half recovery in our businesses would not materialize, we took the necessary, and often difficult, actions required to bring our cost structure in line with current business conditions and trends. In 2016, we spent $112 million for restructuring which increased our two-year total restructuring spend to $333 million. By focusing on the things under our control we were able to limit the impact on operating margin to 40 basis points during this difficult year."
"We also achieved a number of significant milestones in the strategic portfolio repositioning plan," Farr continued. "Entering into agreements to sell Network Power, Leroy Somer and Control Techniques at favorable values was an important first step, which we quickly followed with an agreement for the

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strategic acquisition of the Pentair Valves & Controls business. Together, these actions serve to position Emerson to deliver long-term growth, profitability, and value for our shareholders."

Fourth Quarter Results on an Adjusted Basis
Net sales in the fourth quarter of $5.5 billion were down 6 percent. Underlying sales declined 5 percent excluding a 1 percent impact from divestitures. Demand conditions were mixed as mid-single digit growth in Climate Technologies and flat underlying results in the Network Power and Commercial & Residential Solutions segments were more than offset by declines in Industrial Automation and Process Management. All regions were down, except the United States and China, which were flat.
Fourth quarter gross profit margin of 41.7 percent was up 100 basis points, despite the 6 percent sales decline, reflecting materials cost containment and the benefits from significant restructuring actions. EBIT margin of 16.8 percent was up 60 basis points versus the prior year. Pretax earnings margin was 15.9 percent, up 40 basis points. Adjusted earnings per share of $0.96 increased 3 percent, excluding ($0.28) for repositioning items. Operating cash flow of $957 million reflected solid trade working capital performance. Operating cash flow excluding separation costs of $66 million was slightly above $1 billion.

Fourth Quarter Reported Results from Continuing Operations
Fourth quarter sales of $3.9 billion decreased 6 percent with underlying sales down 5 percent, excluding a 1 percent impact of divestitures, net of acquisitions. Gross profit margin was 43.6 percent, up 20 basis points and pretax margin was 17.2 percent, down 390 basis points. Reported earnings per share decreased 31 percent to $0.68. Fourth quarter earnings per share from continuing operations decreased 22 percent to $0.74.

Business Segment Fourth Quarter Results
Note: Fourth quarter business segment results are comparable on both an adjusted and continuing operations basis for all segments other than Industrial Automation.

Process Management net and underlying sales decreased 11 percent. Decreased levels of spending in energy related markets continued to be a challenge during the quarter. Underlying sales in North America were down 15 percent, with the U.S. down 13 percent. Automation spending in North America continues to be a significant headwind, most notably in MRO activity. Europe was up 5 percent as chemical and life sciences markets provided support. In other regions, Asia was down 12 percent, Middle East/Africa was down 21 percent and Latin America was down 9 percent. Segment margin decreased 280 basis points to 15.9 percent, primarily due to volume deleverage partially offset by savings from restructuring actions. As a result of an expectation of continued weakness in key served markets, particularly upstream oil and gas, the business will remain under pressure through the majority

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of fiscal 2017. Activity in life sciences and power, which grew in 2016, should continue to be a bright spot as we expect continued growth in 2017.
Industrial Automation net and underlying sales decreased 7 percent on an adjusted basis including discontinued operations. Segment results continue to reflect low levels of spending in upstream oil and gas as well as weak, but slightly improving conditions in general industrial spending. Underlying sales were down in all regions. Business results were mixed, but generally down with the materials joining business up high-single digits. Segment margin was up 190 basis points to 16.3 percent. Business mix, benefits from restructuring actions and lower restructuring spending were the main drivers of the increased margin. Served market conditions are expected to remain challenging in 2017, with the best opportunity for orders growth in the second half of the fiscal year. Excluding the Leroy-Somer and Control Techniques businesses, reported and underlying sales for the segment were flat and segment margin was 23.4 percent, up 200 basis points.
Network Power net sales decreased 2 percent, with underlying sales flat as currency translation deducted 2 percent. Growth in power products, thermal management and service was offset by declines in other businesses. Underlying sales in North America were up 17 percent reflecting strong growth in all products and services driven by the co-location and cloud-based customers as well as telecommunications providers servicing mobile and broadband. Sales in all other regions were down. Segment margin improved 650 basis points to 13.1 percent, driven by savings from restructuring actions, favorable mix, gross profit improvement programs and lower restructuring expense. The entire Network Power segment is being reported as discontinued operations.
Climate Technologies net and underlying sales increased 6 percent. Underlying sales in North America were up 8 percent led by strong growth in U.S. residential and commercial air conditioning. Asia increased 10 percent, as strong growth in China refrigeration and residential air conditioning more than offset mixed demand across the region. Segment margin increased 320 basis points to 21.1 percent, primarily due to volume leverage, savings from restructuring actions and materials cost containment, partially offset by lower pricing. A favorable outlook for global demand in air conditioning and refrigeration supports the expectation for low-single digit growth in fiscal 2017.
Commercial & Residential Solutions net sales decreased 15 percent, with underlying sales flat as the prior year divestiture of the commercial storage business deducted 15 percent. Growth in food waste disposers and wet/dry vacuums business offset declines in the professional tools and residential storage business. Segment margin increased 370 basis points to 25.9 percent, reflecting savings from restructuring actions as well as the impact of the divestiture. The expectation for favorable U.S. construction markets supports the outlook for low-single digit growth in fiscal 2017.

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2017 Outlook
Fiscal 2017 will remain difficult, particularly for the automation businesses. Low growth economic conditions coupled with political uncertainty will continue to dampen both operational and capital spending across multiple end-markets. Considering these factors, we expect net and underlying sales in the Automation Solutions platform to be down 4 to 7 percent. The Automation Solutions platform will include our current Process Management segment and the remaining businesses in our Industrial Automation segment. The Commercial & Residential Solutions platform is expected to have support from more favorable global HVAC and U.S. construction markets resulting in net and underlying sales growth of 2 to 4 percent. The Commercial & Residential Solutions platform will include our current Climate Technologies and Commercial & Residential Solutions segments.
Total Emerson net and underlying sales are expected to be down 1 to 3 percent. Reported earnings per share from continuing operations are expected to be $2.35 to $2.50, compared against the equivalent 2016 EPS of $2.45. This outlook excludes any impact related to the pending acquisition of the Pentair Valves & Controls business.
"We expect 2017 to be another challenging year in what has become an unprecedentedly long industrial downturn characterized by market volatility, economic uncertainty and lower industrial spending," said Farr. "Despite these conditions, our focus remains on driving premium value for our customers, employees and shareholders; and I firmly believe we have undertaken the right initiatives to position Emerson to deliver. We will accomplish this goal by balancing restructuring against required investment in core technologies, targeting increased earnings per share, driving top-line sales through organic gains and acquisitions and delivering a consistent, dependable and growing dividend supported by strong cash flow generation."

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the fourth quarter and fiscal year 2016 results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic repositioning actions, as well as economic and currency conditions, market demand, pricing,

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protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
The outlook contained herein represents the Company's expectations for its consolidated results, excluding the expected pre-closing results for the Network Power, Leroy-Somer and Controls Techniques businesses which are the subject of the pending divestitures related to our portfolio repositioning actions, and does not include any gains or losses related to the ultimate disposition of these businesses, except as otherwise set forth herein, and excludes any results attributable to the pending acquisition of the Pentair Valves & Controls business.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended September 30		Percent
	2015	2016	Change

Net sales	$4,204	$3,932	(6)%
Costs and expenses:
Cost of sales	2,381	2,219
SG&A expenses	846	855
Gains on divestitures of businesses	107	—
Other deductions, net	153	135
Interest expense, net	44	49
Earnings from continuing operations before income taxes	887	674	(24)%
Income taxes	257	188
Earnings from continuing operations	630	486	(23)%
Discontinued operations, net of tax	21	(41)
Net Earnings	651	445
Less: Noncontrolling interests in earnings of subsidiaries	3	7
Net earnings common stockholders	$648	$438	(32)%

Diluted avg. shares outstanding	658.1	645.1

Diluted earnings per share common stockholders
Earnings from continuing operations	$0.95	$0.74	(22)%
Discontinued operations	$0.03	($0.06)
Diluted earnings per common share	$0.98	$0.68	(31)%

	Quarter Ended September 30
	2015	2016
Other deductions, net
Amortization of intangibles	$24	$18
Restructuring costs	85	65
Other	44	52
Total	$153	$135

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Year Ended September 30		Percent
	2015	2016	Change

Net sales	$16,249	$14,522	(11)%
Costs and expenses:
Cost of sales	9,241	8,260
SG&A expenses	3,735	3,464
Gains on divestitures of businesses	1,039	—
Other deductions, net	330	294
Interest expense, net	175	188
Earnings from continuing operations before income taxes	3,807	2,316	(39)%
Income taxes	1,267	697
Earnings from continuing operations	2,540	1,619	(36)%
Discontinued operations, net of tax	193	45
Net Earnings	2,733	1,664
Less: Noncontrolling interests in earnings of subsidiaries	23	29
Net earnings common stockholders	$2,710	$1,635	(40)%

Diluted avg. shares outstanding	676.5	646.8

Diluted earnings per share common stockholders
Earnings from continuing operations	$3.71	$2.45	(34)%
Discontinued operations	$0.28	$0.07
Diluted earnings per common share	$3.99	$2.52	(37)%

	Year Ended September 30
	2015	2016
Other deductions, net
Amortization of intangibles	$94	$84
Restructuring costs	138	96
Other	98	114
Total	$330	$294

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30
	2015	2016
Assets
Cash and equivalents	$3,054	$3,182
Receivables, net	2,870	2,701
Inventories	1,265	1,208
Other current assets	724	669
Current assets held-for-sale	2,136	2,200
Total current assets	10,049	9,960
Property, plant & equipment, net	2,929	2,931
Goodwill	3,847	3,909
Other intangible assets	938	902
Other	239	211
Noncurrent assets held-for-sale	4,086	3,830
Total assets	$22,088	$21,743

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,552	$2,584
Accounts payable	1,537	1,517
Accrued expenses	2,058	2,126
Income taxes	87	180
Current liabilities held-for-sale	1,566	1,601
Total current liabilities	7,800	8,008
Long-term debt	4,289	4,062
Other liabilities	1,539	1,729
Noncurrent liabilities held-for-sale	332	326
Total equity	8,128	7,618
Total liabilities and equity	$22,088	$21,743

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30
	2015	2016
Operating activities
Net earnings	2,733	1,664
(Earnings) Loss from discontinued operations, net of tax	(193)	(45)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	573	568
Changes in operating working capital	(181)	93
Pension funding	(53)	(66)
Gains on divestitures of businesses, after tax	(611)	—
Income taxes paid on divestiture gains	(424)	—
Other, net	196	285
Cash from continuing operations	2,040	2,499
Cash from discontinued operations	489	382
Cash provided by operating activities	2,529	2,881

Investing activities
Capital expenditures	(588)	(447)
Purchases of businesses, net of cash and equivalents acquired	(324)	(132)
Divestitures of businesses	1,812	—
Other, net	(221)	30
Cash from continuing operations	679	(549)
Cash from discontinued operations	(88)	(77)
Cash provided by (used in) investing activities	591	(626)

Financing activities
Net increase (decrease) in short-term borrowings	1,116	(34)
Proceeds from short-term borrowings greater than three months	2,515	1,264
Payments of short-term borrowings greater than three months	(3,286)	(1,174)
Proceeds from long-term debt	1,000	—
Payments of long-term debt	(504)	(254)
Dividends paid	(1,269)	(1,227)
Purchases of common stock	(2,501)	(601)
Other, net	(19)	(19)
Cash used in financing activities	(2,948)	(2,045)

Effect of exchange rate changes on cash and equivalents	(267)	(82)
Increase (Decrease) in cash and equivalents	(95)	128
Beginning cash and equivalents	3,149	3,054
Ending cash and equivalents	3,054	3,182

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended September 30
	2015	2016
Sales
Process Management	$2,291	$2,046
Industrial Automation	546	543
Climate Technologies	1,004	1,065
Commercial & Residential Solutions	502	425
	4,343	4,079
Eliminations	(139)	(147)
Net sales	$4,204	$3,932

Earnings
Process Management	$429	$324
Industrial Automation	117	127
Climate Technologies	180	225
Commercial & Residential Solutions	111	110
	837	786
Differences in accounting methods	45	51
Corporate and other	49	(114)
Interest expense, net	(44)	(49)
Earnings before income taxes	$887	$674

Restructuring costs
Process Management	$52	$54
Industrial Automation	10	4
Climate Technologies	12	1
Commercial & Residential Solutions	6	—
Corporate	5	6
Total	$85	$65

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30
	2015	2016
Sales
Process Management	$8,516	$7,484
Industrial Automation	2,448	2,072
Climate Technologies	4,011	3,949
Commercial & Residential Solutions	1,913	1,611
	16,888	15,116
Eliminations	(639)	(594)
Net sales	$16,249	$14,522

Earnings
Process Management	$1,493	$1,131
Industrial Automation	509	458
Climate Technologies	698	769
Commercial & Residential Solutions	403	384
	3,103	2,742
Differences in accounting methods	174	189
Corporate and other	705	(427)
Interest expense, net	(175)	(188)
Earnings before income taxes	$3,807	$2,316

Restructuring costs
Process Management	$89	$74
Industrial Automation	13	6
Climate Technologies	20	5
Commercial & Residential Solutions	11	2
Corporate	5	9
Total	$138	$96

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Reconciliations of Non-GAAP Financial Measures & Other					Table 7
Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure:

Sales (dollars in billions)	FY16	FY15	Change	Q4 2016	Q4 2015	Change
Sales including sales from discontinued operations*	$20.2	$22.3	(9)%	$5.5	$5.8	(6)%
Discontinued operations	(5.7)	(6.1)	(2)%	(1.6)	(1.6)	—
Reported sales	$14.5	$16.2	(11)%	$3.9	$4.2	(6)%

Adjusted Basis Margins	FY16	FY15	Change	Q4 2016	Q4 2015	Change
Adjusted basis gross profit*				41.7%	40.7%	100 bps
Adjusted basis selling, general and administrative expenses				(21.9)	(20.3)	(160) bps
Adjusted basis operating margin*	16.9%	17.3%	(40) bps	19.8	20.4	(60) bps
Adjusted basis other income (deductions)	(2.1)	(2.5)	40 bps	(3)	(4.2)	120 bps
Adjusted basis earnings before interest and taxes margin*	14.8	14.8	—	16.8	16.2	60 bps
Adjusted basis interest expense, net	(0.9)	(0.8)	(10) bps	(0.9)	(0.7)	(20) bps
Adjusted basis pretax earnings margin*	13.9	14.0	(10) bps	15.9	15.5	40 bps
Discontinued operations and divestiture gains	2.1	9.4	(730) bps	1.3	5.6	(430) bps

Continuing Operations Margins
Reported pretax margin	16.0	23.4	(740) bps	17.2	21.1	(390) bps
Interest expense, net	1.2	1.1	10 bps	1.2	1.1	10 bps
Earnings before interest and taxes margin*	17.2	24.5	(730) bps	18.4	22.2	(380) bps
Other income (deductions) and divestiture gains	2.1	(4.4)	650 bps	3.4	1.0	240 bps
Operating profit*	19.3%	20.1%	(80) bps	21.8	23.2	(140) bps
Selling, general and administrative expenses				21.8	20.2	160 bps
Gross profit				43.6%	43.4%	20 bps

EPS	FY16	FY15	Change	Q4 2016	Q4 2015	Change
Earnings per share	$2.52	$3.99	(37)%	$0.68	$0.98	(31)%
Repositioning items and divestiture gains	0.46	(0.82)	31%	0.28	(0.05)	34%
Adjusted earnings per share*	2.98	3.17	(6)%	0.96	0.93	3%
Discontinued operations	(0.53)	0.54	(28)%	(0.22)	0.02	(25)%
Earnings per share from continuing operations	$2.45	$3.71	(34)%	$0.74	$0.95	(22)%

Restructuring Expense (dollars in millions)	FY16	2 Year Total
Adjusted*	$112	$333
Discontinued operations	(16)	(91)
Total	$96	$242

					Table 7 Cont.

	FY2016			Q4 2016
Underlying and Adjusted Basis Sales Change	Adj. Basis Emerson*	Impact of Disc. Ops.	Emerson	Adj. Basis Emerson*	Impact of Disc. Ops.	Emerson
Underlying sales*	(6)%	(1)%	(7)%	(5)%	—	(5)%
FX	(2)%	—	(2)%	—	—	—
Acq/Div	(1)%	(1)%	(2)%	(1)%	—	(1)%
Total	(9)%	(2)%	(11)%	(6)%	—	(6)%

Q4 2016 Segment Sales Change	Process Mgmt.	Adj. Basis Ind. Auto.*	Network Power	Climate Tech.	Comm & Res Solns
Underlying*	(11)%	(7)%	—	6%	—
FX	—	—	(2)%	—	—
Acq/Div	—	—	—	—	(15)%
Total	(11)%	(7)%	(2)%	6%	(15)%

Q4 2016 Industrial Automation Underlying and Adjusted Basis Sales Change	Adj. Basis Ind. Auto.*	Impact of Disc. Ops.	Industrial Auto.
Underlying sales*	(7)%	7%	—%
FX	—	—	—
Acq/Div	—	—	—
Total	(7)%	7%	—%

Industrial Automation Adjusted Basis Segment Margin	Q4 2016	Q4 2015	Change
Adjusted basis segment margin*	16.3%	14.4%	190 bps
Impact of discontinued operations	7.1	7.0	10 bps
Segment margin	23.4%	21.4%	200 bps

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